2018

Short Term Incentive Plan

2018 SHORT TERM INCENTIVE PLAN

The following are the terms of the SunOpta Inc. (the “Company”) 2018 Short Term Incentive Plan (the “STIP” or “Plan”) for certain employees of the Company and its subsidiaries and affiliates. References to the “Company” shall be deemed to refer instead to a subsidiary or affiliate as the context requires for a particular employee, employed by such subsidiary or affiliate.

1.	Purpose.

The purpose of the STIP is to establish goal alignment across the Company and recognize individual impact on organizational performance. The STIP is designed to focus employees on desired behaviors and link the short-term incentive with demonstrated results.

2.	Eligibility.

Participation of the Company’s employees in the STIP will be determined by the Company in its sole discretion, and employment by the Company does not automatically entitle an employee to participate. Eligibility for the STIP is limited to regular full time and part time employees of the Company and its subsidiaries and affiliates who are executives, managers (including plant managers) and other non-manufacturing employees, all as determined by the Company (collectively, the “Employees” or “Participants”). Newly hired regular full time or part time Employees who meet the criteria for participation are eligible to earn their first bonus based under the STIP from their date of hire through the end of the applicable fiscal year, except that employees hired after October 31 of a fiscal year will not be eligible to participate in the STIP until the following fiscal year.

3.	Target Bonus.

The Company will assign to each Participant a target bonus expressed as a percentage of the Participant’s earnings during the fiscal year as calculated by the Company. For this purpose, earnings refer to the base salary for exempt employees. For non-exempt employees earnings are W-2 earnings paid during the year. In the event an employee experiences a change in position or target percentage during the year, a manual prorated calculation will be administered. The target bonus percentage varies by level of responsibility within the Company. The Human Resources Department maintains the list of Participants and their target bonus percentages. Target bonus percentages for executive officers and other Participants who are members of the “Senior Leadership Team” as identified by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will be established by the Compensation Committee. The target bonus for each Participant (the “Target Bonus”) is determined by multiplying the employee’s earnings during the fiscal year by the target bonus percentage.

4.	Minimum Thresholds and Modifications.

(a)	Minimum Thresholds. For fiscal 2018, notwithstanding any provision in the Plan, no bonuses will be paid if:

(1)	For Employees not participating in the 2017 Long-Term Incentive Plan, Adjusted EBITDA of the Company for the 2018 fiscal year is less than $75 million.

(2)	For Employees participating in the 2017 Long-Term Incentive Plan, Adjusted EBITDA of the Company for the 2018 fiscal year is less than $79.6 million.

(b)	Modification of Bonus Amounts.

(1)

Modifications due to Bonus Pool. The STIP is funded through the creation of a bonus pool established by the Compensation Committee based on the Company’s performance, and the Company may reduce any bonus payouts under the Plan proportionally in the event the total bonus calculations under the Plan of the Company exceed the bonus pool. Furthermore, if the total bonus calculations under the Plan are less than the bonus pool, the surplus shall, in the judgment of the Board of Directors, be retained by the Company in full or in part or allocated in a manner determined by the Board of Directors, which may include disproportionate allocations to some Participants in the discretion of the Board of Directors. In the event of a surplus, the Compensation Committee, with respect to Participants who are members of the Senior Leadership Team, and the Plan Administrator, with respect to other Participants, shall make recommendations to the Board of Directors with respect to bonus payments from the surplus, and the Board of Directors shall make all determinations with respect to any payments from the surplus.

(2)

Modifications due to Individual Performance. If any Participant’s performance rating for the year under the Company’s employee performance review system is a “1” (i.e., does not meet any expectations), that Participant will not receive any bonus under the Plan for that year. In addition, the bonus amount otherwise payable to any BU Participant (as defined below) under the terms of the Plan is subject to decrease (but not increase), at the discretion of, and in an amount determined by, the leader of the BU Participant’s business unit based on that business unit leader’s assessment of the BU Participant’s contributions to the business unit or performance.

5.	Performance Targets; Payout.

For Participants who support multiple business units or provide general Company support as determined by the Company (the “General Participants”), payouts under the STIP will be based on the level of achievement of Company Adjusted EBITDA determined in accordance with Section 5(a). The annual bonus amount paid under the STIP to a General Participant shall be equal to the Participant’s Target Bonus multiplied by the Company Adjusted EBITDA Payout Factor, all as calculated in accordance with (including definitions set forth in) this Section 5 and subject to any adjustment pursuant to the terms of the Plan.

For Participants who support one business unit (CPG, RMSS, or Tradin) as determined by the Company (the “BU Participants”), payouts under the STIP will be based on the level of achievement of Company Adjusted EBITDA in accordance with Section 5(a) and the Business Unit Adjusted EBITDA in accordance with Section 5(b) and in accordance with the goal weightings described below. The annual bonus amount paid under the STIP to a BU Participant shall be equal to the BU Participant’s Target Bonus multiplied by the sum of (i) the Company Adjusted EBITDA Payout Factor multiplied by 40% for CPG and 10% for Tradin and RMSS and (ii) the Participant’s applicable Business Unit Adjusted EBITDA Payout Factor multiplied by 60% for CPG and 90% for RMSS and Tradin, all as calculated in accordance with (including definitions set forth in) this Section 5 and subject to any adjustment pursuant to the terms of the Plan.

The table below illustrates the goal weightings for General Participants and BU Participants.

STIP Group	Goal Weightings
	Company	Business Unit
General Participants	100%	0%
CPG Participants	40%	60%
RMSS Participants	10%	90%
Tradin Participants	10%	90%

(a)

Company Adjusted EBITDA. The “Company Adjusted EBITDA Payout Factor” shall be determined under the table below based on Company Adjusted EBITDA for the fiscal year as a percentage of Company Adjusted EBITDA as set forth in the base budget approved by the Board of Directors for the fiscal year:

Company Adjusted EBITDA (percent of base budget)	Company Adjusted EBITDA Payout Factor
less than 78.9%	0%
78.9%	10%
83.8%	25%
100% ($95.0M)	75%
105%	100%
125% and above	200%

If Company Adjusted EBITDA is between any two adjacent data points set forth in the first column of the above table, the Company Adjusted EBITDA Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between Company Adjusted EBITDA and the next lower data point in the first column shall be divided by the difference between the next higher data point and the next lower data point in the first column, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Company Adjusted EBITDA Payout Factor.

“Company Adjusted EBITDA” for a fiscal year shall be operating income plus depreciation, amortization and stock-based compensation, as calculated by the Company based on the Company’s audited financials and consistent with the Company’s calculation of Adjusted EBITDA as a non-GAAP financial measure reported to its shareholders, subject to adjustment in accordance with this Section 5(a). Costs related to non-structural Project Ignite spending for outside advisors and consultants, recruiting, retention, severance, and other one-time expenses that directly pertain to the Company’s Value Creation Plan, all as determined by the Board of Directors, are excluded from both the target and measured actual performance of Adjusted EBITDA. Adjustments to Adjusted EBITDA may be made by the Board of Directors in the event of the occurrence of unusual, extraordinary, non-recurring or other circumstances that, in the judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the Company. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, and other occurrences.

(b)

Business Unit Adjusted EBITDA. The “Business Unit Adjusted EBITDA Performance Payout Factor” shall be determined under the applicable table below based on the applicable business unit’s (CPG, RMSS or Tradin) Business Unit Adjusted EBITDA for the fiscal year as a percentage of the Business Unit Adjusted EBITDA as set forth in the base budget approved by the Board of Directors for the fiscal year:

CPG Adjusted EBITDA:

CPG Adjusted EBITDA (percent of base budget)	CPG Adjusted EBITDA Payout Factor
less than 78.9%	0%
78.9%	10%
100%	75%
105%	100%
125% and above	200%

RMSS Adjusted EBITDA:

RMSS Adjusted EBITDA (percent of base budget)	RMSS Adjusted EBITDA Payout Factor
less than 90%	0%
90%	10%
100%	75%
105%	100%
125% and above	200%

Tradin Adjusted EBITDA:

Tradin Adjusted EBITDA (percent of base budget)	Tradin Adjusted EBITDA Payout Factor
less than 78.9%	0%
78.9%	10%
100%	75%
105%	100%
125% and above	200%

If Business Unit Adjusted EBITDA is between any two adjacent data points set forth in the first column of the above table, the Business Unit Adjusted EBITDA Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between Business Unit Adjusted EBITDA and the next lower data point in the first column shall be divided by the difference between the next higher data point and the next lower data point in the first column, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Business Unit Adjusted EBITDA Payout Factor.

“Business Unit Adjusted EBITDA” for each of the business units equals operating income (excluding management fees for all purposes of the calculation) plus depreciation, amortization and stock based compensation, as calculated by the Company based on audited financials and consistent with the Company’s calculation of EBITDA as a non-GAAP financial measure reported to its shareholders, subject to adjustment in accordance with this Section 5(b). Costs related to non-structural Project Ignite spending for outside advisors and consultants, recruiting, retention, severance, and other one-time expenses that directly pertain to the Company’s Value Creation Plan, all as determined by the Board of Directors, are excluded from both the target and measured actual performance of EBITDA. Adjustments to the Business Unit Adjusted EBITDA may be made by the Board of Directors in the event of the occurrence of unusual, extraordinary, non-recurring or other circumstances that, in the judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the business unit. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, and other occurrences.

6.	Determination of Achievement of Performance Targets.

Following completion of the Company’s audited financial statements, the Compensation Committee will review the level of achievement of Company Adjusted EBITDA, the Company Adjusted EBITDA Payout Factor, Business Unit Adjusted EBITDA and Business Unit Adjusted EBITDA Payout Factor for CPG, RMSS and Tradin and recommend to the Board of Directors for approval the determination of the level of achievement of each performance targets. The Board of Directors shall make the final determination of all bonus payments.

7.	Payment Date.

The payment of annual bonuses under the STIP will be made in cash (net of withholding) on a date selected by the Company after the Company’s financial statement audits are completed (each a “Payment Date”) to Participants who remain employed by the Company on the Payment Date, except as provided in Section 11(a) or as otherwise required by law.

8.	Administration and Interpretations of the STIP.

The STIP shall be administered by the Company’s Chief Executive Officer (the “Plan Administrator”) except to the extent that the STIP provides that certain actions shall be taken by the Compensation Committee. The Compensation Committee shall have full authority to interpret the STIP. The STIP may be amended in whole or in part from time to time, or terminated in its entirety at any time, by the Compensation Committee.

9.	New Hires; Promotions; Leaves of Absence.

An individual who is hired into a position that participates in the STIP may be eligible for a bonus award provided that (a) he or she has been employed full or part time since October 31 of that fiscal year as provided in Section 2 and (b) any annual bonus will reflect earnings during the portion of the fiscal year the Participant was employed. Unless otherwise adjusted by the Plan Administrator or, in the case of the Company’s executive officers and other members of the Senior Leadership Team, by the Compensation Committee, mid-year promotions that change a Participant’s target bonus will be weighted based on the number of days at each target bonus level. Except as required by law, if a Participant is on an approved leave of absence, no annual bonus will be paid to the Participant unless and until the Participant returns to work and any annual bonus will be reduced to reflect a prorated amount by multiplying the annual bonus that would otherwise be paid by a ratio with the numerator equal to the number of dates in the fiscal year the Participant was employed and not on leave and the denominator equal to 365.

10.	Transfers.

Unless otherwise adjusted by the Plan Administrator or, in the case of the Company’s executive officers and other members of the Senior Leadership Team, by the Compensation Committee, a Participant who transfers his or her employment within the Company from a position that is not eligible to participate in STIP to a position that is eligible to participate in the STIP (or vice versa) shall have his or her bonus calculated under the STIP based on the time spent in the STIP eligible position, and the Participant’s bonus will be based on the STIP full year performance, prorated based upon the period the Participant was employed in the STIP eligible position.

11.	Termination of Employment.

(a)

Death or Disability. For a Participant whose employment is terminated due to death or Total Disability, the Participant shall be paid his or her bonus based on the Participant’s earnings during the portion of the year the Participant was employed. In the event of death, the payment will be made to the Participant’s designated beneficiary or estate. Such bonus payment shall be made on the Payment Date for the Plan year in which the death or disability occurs. The term “Total Disability” means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Participant to be unable, in the opinion of the Company, to perform his or her duties as an employee or officer of the Company. Total disability shall be deemed to have occurred on the first day after the Company has made a determination of total disability.

(b)

Other Terminations. Except as expressly provided in Section 11(a) and as otherwise required by law, termination of employment by a Participant or termination of a Participant’s employment by the Company for any reason or no reason shall result in no bonus payment for the fiscal year in which such termination occurs and, if such termination occurs before the Payment Date for the prior plan year, forfeiture of any bonus for such year.

12.	Clawback.

Notwithstanding any provision in the Plan to the contrary, all compensation paid to a Participant pursuant to the Plan is subject to recovery under the Company’s clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback as may be made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Compensation Committee. The Company’s current clawback policy is subject to revision by the Compensation Committee at any time and from time to time.

13.	General Provisions.

(a)

Withholding of Taxes; 409A. The Company shall have the right to withhold the amount of taxes, which it determines is required to be withheld under law with respect to any amount payable under this STIP. For US employees, each bonus under the STIP is intended to be treated as a short-term deferral for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the STIP shall be interpreted in a manner consistent with such intent.

(b)

No Prior Right or Offer. Except and until expressly granted pursuant to the STIP, nothing in this STIP shall be deemed to give any Employee any contractual or other right to participate in the benefits of the STIP. No award to any such Participant in any Plan period shall be deemed to create a right to receive any award or to participate in the benefits of the STIP in any subsequent year.

14.	Limitations.

(a)

No Continued Employment. Neither the establishment of the STIP nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment with any Participant for any period of time, or change an Employee’s “at will” status, or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Employee with or without cause, at any time.

(b)

Not Part of Other Benefits. The benefits provided in this STIP shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes and shall have no obligation to Participants except as expressly provided in this STIP.

Approved by the Compensation Committee of the Board of Directors on May 18, 2018